EXHIBIT 10.30

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (the “Agreement”), effective as of May 3, 2002 (the “Effective Date”), is made by and between Sunesis Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 341 Oyster Point Boulevard, South San Francisco, CA 94080 (“Sunesis”), and Johnson & Johnson Pharmaceutical Research & Development, L.L.C., a limited liability company incorporated in New Jersey, having a principal place of business at U.S. Route 202, Raritan, NJ  08869 (“JJPRD”).  Sunesis and JJPRD are sometimes referred to herein as individually as a party and collectively as the parties.  Reference to JJPRD herein includes reference to its Affiliates (as hereinafter defined) unless otherwise indicated.

BACKGROUND

A.            Sunesis has developed a proprietary technology and know-how that allows discovery and optimization of small molecules that bind to or modulate the activity of enzyme targets and protein-protein interfaces;

B.            JJPRD is a leader in the research and development of pharmaceutical compounds;

C.            Sunesis and JJPRD wish to collaborate to discover and develop small molecules that directly modulate the Target (as defined below), with the goal of delivering compounds with desired activity and selectivity; and

D.            JJPRD wishes to acquire an exclusive license to develop and commercialize Collaboration Compounds (as defined below) resulting from the collaboration, as well as certain other rights to the results of the collaboration, and Sunesis wishes to grant to JJPRD such license, all on the terms and conditions herein.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1           “Additional Component” means a therapeutically active drug substance, and/or a Device that enables the delivery and/or efficacy of a Collaboration Compound and/or a JJPRD Derivative Compound, which substance or Device is part of a Combination Product developed by JJPRD.  As used herein “Device” shall mean a pump, stent, patch, inhaler, and/or other mechanical or implantable apparatus or depot system.  By definition, an Additional Component is not a Collaboration Compound or a Derivative Compound.

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.2           “Affiliate” shall mean any corporation or other business entity which during the term of this Agreement controls, is controlled by or is under common control with Sunesis or JJPRD but only for so long as such entity controls, is controlled by, or is under common control with Sunesis or JJPRD.  For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote for the election of directors, and for nonstock organizations, of the equity interests entitled to control the management of such entity.

1.3           “Collaboration Compound” shall mean:

(a)           a Lead Compound or a Development Candidate; or

(b)           any compound that is within the chemical genus of a Lead Compound or Development Candidate, as such genus is claimed by a patent or patent application within the Program Patent Rights, and which meets the Lead Compound Criteria or the Development Candidate Criteria.

Notwithstanding the foregoing, JJPRD Compounds shall not be considered Collaboration Compounds.

1.4           “Combination Product” means a Product sold by JJPRD which contains one or more Additional Components in addition to a Collaboration Compound or a JJPRD Derivative Compound.

1.5           “Criteria” shall mean the Lead Compound Criteria and Development Candidate Criteria.

1.5.1                “Lead Compound Criteria” shall mean (i) those criteria set forth in Exhibit 1.5.1 hereto, and (ii) such other criteria as are approved by the JRC and agreed in writing by the parties required to be demonstrated from the testing of a compound in order for such compound to be deemed a Lead Compound.

1.5.2                “Development Candidate Criteria” shall mean (i) those criteria set forth in Exhibit 1.5.2 hereto, and (ii) such other criteria as are approved by the JRC and agreed in writing by the parties required to be demonstrated from the testing of a Lead Compound and/or other compound in order for such Lead Compound and/or other compound to be deemed a Development Candidate.

No other criteria shall be deemed Lead Compound Criteria or Development Candidate Criteria under Section 1.5.1(ii) or 1.5.2(ii) above unless such other criteria are formally approved by the JRC and agreed in writing by the parties, regardless of whether such other criteria are used informally or discussed by the parties in the course of the Research Program or thereafter during the Exclusivity Period.  Within ninety (90) days, or as soon as reasonably practicable, after the Effective Date, but in no event later than the end of the Research Term, JJPRD shall provide Sunesis with, and the parties shall mutually agree upon, a detailed description of the specific screening assays to be used for identifying and testing compounds against each of the Lead Compound Criteria and Development Compound Criteria, such mutually agreed upon description of such assays to be attached hereto as an addendum to Exhibit 1.5.1 or 1.5.2, as applicable.  Such assays shall be reviewed on an ongoing basis and may be amended in writing by the JRC.

1.6           “Derivative Compound(s)” shall mean, individually any JJPRD Derivative Compound or Sunesis Derivative Compound, and collectively JJPRD Derivative Compounds and/or Sunesis Derivative Compounds, as the case may be.

1.6.1        “JJPRD Derivative Compound” shall mean any compound, other than a Collaboration Compound, first synthesized or otherwise first invented solely by JJPRD, which, in whole or in part:

(i)          results during the Exclusivity Period from a chemical synthesis program which is based on structure-activity data of one or more Collaboration Compounds in the Research Program; or

(ii)         results during the Exclusivity Period from a chemical synthesis program which is based on structure-activity data of one or more Sunesis Derivative Compounds; or

(iii)        is covered by the Program Patent Rights.

By definition, JJPRD Derivative Compounds do not meet the Criteria.  By definition, Sunesis Derivative Compounds shall not be considered JJPRD Derivative Compounds.

1.6.2                “Sunesis Derivative Compounds” shall mean any compound, other than a Collaboration Compound, first synthesized or otherwise first invented solely by Sunesis, which, in whole or in part:

(i)          results during the Research Term from a chemical synthesis program which is based on structure-activity data of one or more Collaboration Compounds in the Research Program; and

(ii)         was made in the course of further advancing one or more compounds toward meeting the Lead Compound Criteria and/or Development Candidate Criteria.

By definition, Sunesis Derivative Compounds do not meet the Criteria.

1.7           “Development Candidate” shall mean any compound that either (a) meets the Development Candidate Criteria, or (b) is otherwise approved by the JRC as a Development Candidate (i.e., that was so approved by the JRC even though such compound did not meet the Development Candidate Criteria), provided, however a compound shall be deemed a Development Candidate only if it was first discovered, synthesized identified, acquired or first invented by:

(i)          either party during the Research Term in the course of performing the Research Program; or

(ii)         JJPRD after the end of the Research Term and prior to the second anniversary of the end of the Research Term, and was so made or invented in the course of activities directed to the discovery, research or development of compounds for use in the Field; or

(iii)        JJPRD after the end of the Exclusivity Period and during the term of this Agreement, and such compound is covered by a Valid Claim within the Program Patent Rights and was tested by Sunesis or JJPRD and demonstrated as meeting the Criteria; or

(iv)       Sunesis after the end of the Research Term and prior to the second anniversary of the end of the Research Term, and was so made or invented in the course of activities directed to the discovery, research or development of compounds for use in the Field; or

(v)        Sunesis after the Research Term and during the term of this Agreement, and such compound is covered by a Valid Claim within the Program Patent Rights and was tested by Sunesis and demonstrated as meeting the Development Candidate Criteria.

1.8           “Exclusivity Period” shall mean the period from the Effective Date until the second anniversary of the end of the Research Term.

1.9           “Field” shall mean, subject to Section 4.1.2, the diagnosis, therapeutic or prophylactic treatment of diseases in humans and/or animals through the use of an agonist or antagonist or other modulator of the Target.

1.10         “FTE” means a full-time scientific person dedicated to the Research, or in the case of less than a full-time dedicated scientific person, a full-time, equivalent scientific person year, based upon a total of [*] ([*]) [*] weeks or ([*]) hours per year of scientific work, on or directly related to the Research Program, carried out by an employee, an Affiliate or a Third Party under contract; provided however that 100% of the Research Program effort is performed by employees of Sunesis.  Scientific work on or directly related to the Research Program to be performed by Sunesis employees can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, attending selected and appropriate seminars and symposia.  Scientific work does not include management duties.

1.11         “Generic Equivalent” means a product that is being sold in the same country in which JJPRD is selling a Product, which product incorporates a therapeutically active compound that is the

[*]           Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

same as the Collaboration Compound contained within such Product being sold in such country, and for which a ANDA (or equivalent regulatory filing in such country) has been accepted and approved by the FDA (or equivalent regulatory body in such country).

1.12         “JJPRD Compounds” shall mean those compounds disclosed in the JJPRD patents or patent applications listed in Exhibit 1.12, and any JJPRD compounds that have been approved by the JJPRD Drug Evaluation Executive Committee and are in development and/or in commercialization as of the Effective Date as evidenced by JJPRD contemporaneous written records.

1.13         “JJPRD Technology” shall mean all JJPRD Patent Rights and JJPRD Know-how.

(a)           “JJPRD Patent Rights” shall mean all patents, patent applications and invention disclosures the subject of which is an invention made:

(i)          by or under authority of JJPRD prior to the Effective Date or after the end of the Exclusivity Period; or

(ii)         by or under authority of JJPRD during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds outside the Research Program and for use outside Field;

as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the patent applications or patents in (i) or (ii) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.

(b)           “JJPRD Know-how” shall mean any information or material made or developed:

(i)          by or under authority of JJPRD prior to the Effective Date or after the end of the Exclusivity Period; or

(ii)         by or under authority of JJPRD during the Exclusivity Period, and was so made or invented in the course of activities directed to the discovery, research or development of compounds outside the Research Program and for use outside the Field.

Notwithstanding (a) and (b) above, the JJPRD Technology shall not include any Program Technology or any Sunesis Technology.  For the purposes of this Agreement, JJPRD Compounds shall be considered to be part of JJPRD Technology.

1.14         “JRC” or “Joint Research Committee” shall have the meaning set forth in Section 3.1.

1.15         “Lead Compound” shall mean any compound that either (a) meets the Lead Compound Criteria, or (b) is otherwise approved by the JRC as a Lead Compound (i.e., that was so approved by the JRC even though such compound did not meet the Lead Compound Criteria);

provided however, a compound shall be deemed a Lead Compound only if it was first discovered, synthesized identified, acquired or first invented by:

(i)          either party during the Research Term in the course of performing the Research Program; or

(ii)         JJPRD after the end of the Research Term and prior to the second anniversary of the end of the Research Term, and was so made or invented in the course of activities directed to the discovery, research or development of compounds for use in the Field; or

(iii)        JJPRD after the end of the Exclusivity Period and during the term of this Agreement, and such compound is covered by a Valid Claim within the Program Patent Rights and was tested by Sunesis and demonstrated as meeting the Lead Compound Criteria; or

(iv)       Sunesis after the end of the Research Term and prior to the second anniversary of the end of the Research Term, and was so made or invented in the course of activities directed to the discovery, research or development of compounds for use in the Field; or

(v)        Sunesis after the end of the Research Term and during the term of this Agreement, and such compound is covered by a Valid Claim within the Program Patent Rights and was tested by Sunesis and demonstrated as meeting the Lead Compound Criteria; or

(vi)       Sunesis, and is controlled by Sunesis, prior to the Effective Date (“Sunesis Compounds”) (with respect to such Sunesis Compounds, Sunesis shall have no affirmative obligation to test such compounds to determine whether they meet the Criteria).

1.16         “Licensed Compound” shall mean each Collaboration Compound and JJPRD Derivative Compound.

1.17         “Marketing Approval Application” or “MAA” shall mean a New Drug Application (or its equivalent), as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding or similar application, registration or certification in any country.

1.18         “Net Sales” shall mean the invoice price of Products sold by JJPRD, its Affiliates, or Sublicensees to Third Parties, less reasonable and customary deductions for: (i) discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, rebates paid, credit, accrued or actually taken from the billed amount with respect to the Product in question, including government rebates such as Medicaid charge backs or rebates, and retroactive price reductions or allowances actually allowed or granted from the billed amount with respect to the Product in question, and commercially reasonable and customary fees paid to distributors (other than to a distributor that is an Affiliate of JJPRD), but not any fees, rebates, credits or discounts paid to Sublicensees or Copromotion Partners (i.e., partners responsible for jointly co-promoting a Product through JJPRD and such partners respective sales force in a given country), (ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Products, including recalls, regardless of JJPRD requesting such recalls, (iii) taxes, duties or other governmental charges levied on or measured by the billing amount, to the extent billed separately on the invoice and paid by the buyer, as adjusted for rebates, charge-backs, and refunds, and (iv) freight, postage, shipping and insurance charges paid for delivery of such Products, to the extent billed separately on the invoice and paid by the buyer, and (v) provisions for uncollectable accounts determined in accordance with U.S. generally accepted accounting practices, consistently applied to all products of JJPRD, provided, however, that if collected at a later date such amounts will be added to Net Sales in the quarter in which it is received.

Sales between JJPRD, its Affiliates and its or their Sublicensees for resale shall be excluded from the computation of Net Sales, to the extent that the subsequent resale is included within Net Sales.  If a sale, transfer or other disposition with respect to such Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value thereof.

With respect to Combination Products, Net Sales for such Combination Product for the purpose of determining royalties shall, in all cases, be determined by the parties to this Agreement in good faith based on the relative value of the Collaboration Compounds and the Additional Components that are part of the Combination Product.  This also includes the potential if, for any particular country, neither the Collaboration Compound nor the Additional Components of the Combination Product are sold separately in said country.

1.19         “Phase I” shall mean human clinical trials, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required in 21 C.F.R. §312, or similar clinical study in a country other than the United States, and for which there are no primary endpoints to efficacy in the protocol.

1.20         “Phase II” shall mean that portion of the clinical development program beyond Phase I, which provides for clinical studies conducted on a limited number of patients for the purpose of preliminary evaluation of clinical efficacy and safety, and/or to obtain an indication of the dosage regimen required as more fully defined in 21 C.F. R. 312.21(b).

1.21         “Phase III” shall mean human clinical trials, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied as required in 21 C.F.R. §312, or similar clinical study in a country other than the United States.  Phase III shall also include any other human clinical trial intended as a pivotal trial for regulatory approval purposes whether or not such trial is a traditional Phase III trial.

1.22         “Product” shall mean a product that incorporates a Licensed Compound.

1.23         “Program Technology” shall mean all Program Patent Rights and Program Know-How.

(a)           “Program Patent Rights” shall mean all patents, patent applications and invention disclosures the subject of which is an invention made:

(i)          solely or jointly by employees of JJPRD and Sunesis in the course of performing the Research Program; or

(ii)         by JJPRD after the end of the Research Program and prior to the end of the second anniversary of the end of the Research Term in the course of activities directed to the discovery, research or development of compounds for use in the Field; or

(iii)        by Sunesis after the end of the Research Program and prior to the end of the second anniversary of the end of the Research Term in the course of activities directed to the discovery, research or development of compounds for use in the Field;

as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the patent applications or patents in (i), (ii) or (iii) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.

(b)           “Program Know-How” shall mean any information or material made or developed:

(i)          solely or jointly by employees of JJPRD and Sunesis during the Research Term in the course of performing the Research Program; or

(ii)         by JJPRD after the end of the Research Term and prior to the second anniversary of the end of the Research Term, and was so made or invented in the course of activities directed to the discovery, research or development of compounds for use in the Field; or

(iii)        by Sunesis prior to the second anniversary of the end of the Research Term, and was so made or invented in the course of activities directed to the discovery, research or development of compounds for use in the Field.

Notwithstanding (a) and (b) above, the Program Technology shall not include any JJPRD Technology or any Sunesis Core Technology.

1.24         “Regulatory Approval” shall mean all approvals, including licenses, registrations and authorizations, of all governmental agencies in a country necessary for the manufacture, use or sale of a Product in the applicable country.  As used herein, “Regulatory Approval” shall not include pricing or reimbursement approval.

1.25         “Research Program” shall mean the research activities undertaken by the parties pursuant to Article 2 below.

1.26         “Research Plan” shall have the meaning set forth in Section 2.2.

1.27         “Research Term” shall mean the period commencing on the Effective Date and ending on the later of (i) the second anniversary of the Effective Date, or (ii) if extended in accordance with Section 2.5 below, the end of such extension period.

1.28         “Returned Compound” shall have the meaning recited in section 7.3.2.

1.29         “Sublicensee” shall mean, with respect to a particular Product, a Third Party to whom JJPRD has granted a right to make, have made, sell, or have sold such Product.  As used in this Agreement, “Sublicensee” shall also include a Third Party to whom JJPRD has granted the right to distribute such Product, provided that such Third Party has responsibility for marketing and promotion of such Product within the field or territory for which such distribution rights are granted.

1.30         “Sunesis Core Technology” shall mean all Sunesis Patent Rights and Sunesis Know-how as defined below.

(a)           “Sunesis Patent Rights” shall mean all patents, patent applications and invention disclosures controlled by Sunesis relating to (w) the use of novel protein engineering techniques and compositions and its application in drug discovery (x) target directed fragment discovery and maturation to produce drug leads (y) Covalent Tethering and techniques related thereto (e.g. NMR, X-ray, mass spec. AUC, Biacore) and its use to discover fragments and test binding hypotheses of fragments and leads or (z) dynamic and other combinatorial chemistries related to engineered proteins, the subject of which is an invention made:

(i)          by Sunesis prior to the Effective Date or after the end of the Exclusivity Period; or

(ii)         by Sunesis during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds outside the Research Program and for use outside Field; or

(iii)        solely or jointly by employees of JJPRD and Sunesis during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds inside the Research Program and for use in the Field, provided such invention is an improvement relating to Sunesis Core Technology;

as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the patent applications or patents in (i), (ii) or (iii) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.

(b)           “Sunesis Know-how” shall mean any information or material controlled by Sunesis relating to (w) the use of novel protein engineering techniques and compositions and its application in drug discovery (x) target directed fragment discovery and maturation to produce drug leads (y) Covalent Tethering and techniques related thereto (e.g. NMR, X-ray, mass spec. AUC, Biacore) and its use to discover fragments and test binding hypotheses of fragments and leads or (z) dynamic and other combinatorial chemistries related to engineered proteins, the subject of which is made or developed:

(i)          by Sunesis prior to the Effective Date or after the end of the Exclusivity Period; or

(ii)         by Sunesis during the Exclusivity Period, and was so made or invented in the course of activities directed to the discovery, research or development of compounds outside the Research Program and for use outside the Field; or

(iii)        solely or jointly by employees of JJPRD and Sunesis during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds inside the Research Program and for use in the Field, provided such information or material relates to the Sunesis Core Technology or any improvement thereof.

Notwithstanding (a) and (b) above, it is understood and agreed that “improvements”, as used herein this Section 1.30, shall not include any inventions, information or materials made or developed by either party solely from the use of information and/or materials which is generally made available in the public domain without restriction on use or disclosure.

1.31         “Target” shall mean Cathepsin S, [*] or in [*] with [*] and/or [*].

1.32         “Third Party” shall mean any person or entity other than Sunesis and JJPRD.

1.33         “Thiol Protease” shall mean any enzyme that hydrolizes a peptide bond and contains a cysteine residue in the catalytic site of the enzyme.

1.34         “Valid Claim” shall mean a claim of an issued and unexpired patent within the Program Patent Rights, JJPRD Patent Rights, or Sunesis Patent Rights, which has not been held

[*]           Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

unenforceable, invalid or unpatentable by a court or other government body having competent jurisdiction in a decision from which no appeal can or has been taken, and which has not been rendered unenforceable through disclaimer.  “Valid Claim” shall also include the claim of a patent application within the Program Patent Rights, JJPRD Patent Rights, or Sunesis Patent Rights as well as any invention disclosure directed to Program Technology, JJPRD Technology, or Sunesis Core Technology.  For the purpose of royalty determination and payment, any claim being prosecuted in a pending patent application shall be deemed to be the equivalent of a Valid Claim of an issued unexpired patent provided it is not pending for greater than [*] [(*)] years from the filing date of the patent application in which case it will cease to be a Valid Claim until the patent issues.

ARTICLE 2
RESEARCH PROGRAM

2.1           Nature of Research Program.  Subject to the terms and conditions set forth herein, the parties agree to conduct research under the Research Plan on a collaborative basis.  During the Research Term, Sunesis and JJPRD shall collaborate and each use diligent efforts consistent with each party’s normal business practices to identify Lead Compounds and Development Candidates in accordance with the Research Plan.

2.2           Research Plan.  The parties will conduct the Research Program in the Field in accordance with a written plan approved by the JRC (the “Research Plan”).  The Research Plan shall establish: (i) the scope of the research activities which will be performed; (ii) the research objectives, work plan activities and schedules with respect to the Research Program; and (iii) the respective obligations of the parties with respect to the Research Program.  The Research Plan shall be reviewed on an ongoing basis and may be amended by approval of the Joint Research Committee from time to time as it deems necessary or appropriate.  The initial Research Plan is attached hereto as Exhibit 2.2

2.3           Disclosure.  Each party shall keep the other party informed of its progress and results in performing the Research Program.  In this regards, each party shall provide the JRC with samples of, as well as data and information pertaining to, all Lead Compounds, Development Candidates, and Derivative Compounds identified by such party, including the chemical structures of such Lead Compounds, Development Candidates, and Derivative Compounds, structure-activity data with respect thereto, and such other information as the parties agree.

2.4           Term of Research Program.  The Research Program shall continue for an initial period of two (2) years after the Effective Date.  JJPRD will have the option to extend the Research Term, for two additional one (1) year periods at the then current level of research funding by JJPRD and FTE effort by Sunesis, by providing Sunesis written notice at least three (3) months before the end of the then-current Research Term.  Any changes to the level of research funding by JJPRD or

[*]           Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

FTE effort by Sunesis must be agreed in writing by the parties and attached to this Agreement as an addendum.

2.5           Target Exclusivity.  During the Exclusivity Period, neither Sunesis nor JJPRD shall knowingly collaborate or otherwise cooperate with a Third Party, or perform screening or other research for its own account, for the purpose of identifying compounds for commercialization based upon their activity in directly agonizing, antagonizing, or modulating the activity of the Target.  The parties may enter into service agreements or other non-collaborative agreements with Third Parties related to the Research Program with the written approval of the JRC during the Exclusivity Period.

2.6           Records; Inspection.

2.6.1        Research Records.  Sunesis and JJPRD shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Program.  During the Exclusivity Period, and for one (1) year thereafter, the parties shall provide each other access to such records, upon request, during ordinary business hours.

2.6.2        Reports.  Sunesis and JJPRD shall each provide the other, at least once quarterly, a written summary of research activities and results in connection with the Research Program.

2.6.3        Post Collaboration Activities.  For each Licensed Compound and Product to which JJPRD retains rights under this Agreement, JJPRD shall be responsible, at its sole expense, for conducting all preclinical and clinical development of such Licensed Compounds and Products following the end of the Research Term, and all commercialization of such Products.

ARTICLE 3
MANAGEMENT

3.1           Joint Research Committee.  JJPRD and Sunesis will establish a committee (the “Joint Research Committee” or “JRC”) to oversee, review and recommend direction of the Research Program.  The responsibilities of the Joint Research Committee shall consist of: (i) monitoring and reporting research progress and ensuring open and frequent exchange between the parties regarding Research Program activities; (ii) establishing or modifying Criteria for the selection of Lead Compounds and Development Candidates; (iii) taking such other actions as are specifically allocated the JRC under this Agreement; and (iv) designating compounds as Lead Compounds and/or Development Candidates.

3.2           Membership.  The JRC shall include three (3) representatives of each of JJPRD and Sunesis, with each party’s members selected by that party.  Sunesis and JJPRD may each replace its JRC representatives at any time, upon written notice to the other party.  Each of JJPRD and Sunesis shall identify a co-chair who shall be responsible for communicating the vote of such party in decisions of the JRC.

3.3           Meetings.  During the Exclusivity Period, the JRC shall meet at least quarterly, or more frequently as agreed by the parties, at such locations as the parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference.  With the consent of the parties, other representatives of Sunesis or JJPRD may attend JRC meetings as nonvoting observers.  Each party shall be responsible for all of its own expenses associated with attendance of such meetings.

3.4           Decision Making.  With respect to decisions taken on matters placed by either party before the JRC, each party shall have one vote.  Decisions of the JRC shall be made by unanimous approval of the parties.  JRC members may be present in person or by other means (e.g., teleconference) at any meeting; provided that at least one member from each party must be so present and voting.  In the event the JRC is unable to reach consensus on a particular matter, such matter shall be referred to the CEO of Sunesis and the Chairman, Pharmaceutical Research & Development, of JJPRD or their representatives for resolution, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such matter.  If such matter cannot be resolved by discussion of the Chairman, Pharmaceutical Research & Development, of JJPRD and the CEO of Sunesis within such thirty (30) days period (as may be extended by mutual agreement), either party shall be entitled to seek temporary and permanent relief in any court of competent jurisdiction.

3.5           Development.  JJPRD shall be solely responsible for and have the sole right to determine whether or not a Development Candidate enters development.  The mere fact that a Collaboration Compound is determined to be a Development Candidate does not obligate JJPRD to move that Development Candidate into development.  Rather, such a designation of Development Candidate does require payment according to Section 5.2.2.  Moreover decisions on whether or not to remove compounds from development once they have entered development shall be at the sole discretion of JJPRD.  Once a Development Candidate has entered development, JJPRD shall have the sole right to develop such for the treatment for any indication through Phases I, II and III, including but not limited to, preparing, filing and exclusively owning, all MAAs and obtaining and exclusively owning all Regulatory Approvals.  Notwithstanding the foregoing, it understood and agreed that once a Collaboration Compound is determined to be a Development Candidate, development of such Collaboration Compound shall be subject to Article 7.

3.6           Regulatory Reports and Communications.  Reports made to and communications with regulatory agencies in connection with any Collaboration Compound hereunder including adverse reaction reports shall be made exclusively by JJPRD.

3.7           JJPRD’s Marketing Obligations For Products.  All business decisions, including, but not limited to, the design, sale, price and promotion of Collaboration Compound under this Agreement and the decisions whether to market and how to market any particular Collaboration Compound shall be within the sole discretion of JJPRD.  Any marketing of a Collaboration Compound in one market or country shall not obligate JJPRD to market said Collaboration Compound in any other market or country.  Furthermore, JJPRD makes no representation or warranty that the marketing of a Collaboration Compound shall be the exclusive means by which JPJRD will participate in any therapeutic field.  In marketing any Collaboration Compound, JPJRD will use efforts that are consistent with the efforts it uses in commercializing its own pharmaceutical products (that are similar with regard to, for example, market potential, price per treatment, patient population and competitive position).

3.8           Trademarks.  JJPRD shall select its own trademarks under which it will market Collaboration Compound and shall solely own such trademarks.

ARTICLE 4
LICENSES

4.1           Licensed Compounds and Corresponding Products.

4.1.1        Grants.

(a)           Products.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to JJPRD a worldwide, royalty-bearing license under Sunesis’ interest in the applicable Program Technology to make, have made, use, import, offer for sale, sell, and have sold Collaboration Compounds and JJPRD Derivative Compounds, alone or as incorporated into a Product, for any purpose.  Such license shall be exclusive with respect to all Collaboration Compounds and those JJPRD Derivative Compounds within the Program Patent Rights that are contained in Products; and shall, subject to Section 4.3.3 below, be “co-exclusive” with Sunesis with respect to other JJPRD Derivative Compounds.  It is understood and agreed, that “co-exclusive” means that Sunesis’ rights with respect to such JJPRD Derivative Compounds are restricted in accordance Section 4.3.3 below.

(b)           Sunesis Derivative Compounds.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants JJPRD a worldwide, non-exclusive license under Sunesis’ interest in the applicable Program Technology to make, have made, and use Sunesis Derivative Compounds to conduct research using such Sunesis Derivative Compounds solely in order to discover, research, and/or develop Collaboration Compounds pursuant to the Research Program.  Unless terminated earlier herein, such license shall expire at the end of the Exclusivity Period.

(c)           Sunesis Core Technology.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to JJPRD a worldwide, non-exclusive license under the Sunesis Patent Rights as reasonably necessary to make, have made, use, import, offer for sale, sell, and have sold Collaboration Compounds and JJPRD Derivative Compounds, alone or as incorporated into a Product, for any purpose.

4.1.2        Diagnostic and Veterinary Applications.  Prior to initiating any development or commercialization activities with respect to Collaboration Compounds and/or Derivative Compounds (and their corresponding Products) for diagnostic and/or veterinary applications, which development or commercialization may otherwise trigger an obligation by JJPRD to make payments to Sunesis, JJPRD and Sunesis shall negotiate the economic terms under which JJPRD may be allowed to develop and commercialize Collaboration Compounds and Derivative Compounds (and their corresponding Products) for such uses.

4.2           Sublicenses.

4.2.1        Approved Products.  Subject to the terms and conditions of this Agreement, JJPRD shall have the right to sublicense the rights granted in Section 4.1 above, with respect to

Products for which JJPRD has obtained Regulatory Approval for its own account prior to the grant of such sublicense.

4.2.2        Other Products.  In addition, subject to Sunesis’ approval (which shall not be withheld unreasonably), JJPRD may sublicense the rights granted in Section 4.1 above with respect to Products for which JJPRD has not obtained Regulatory Approval, but for which JJPRD has initiated Phase III trials, for its own account prior to the grant of such sublicense.

4.2.3        Other Sublicense Requirements.  Within thirty (30) days following the execution of any such sublicense, JJPRD shall provide Sunesis with at least the following information with respect to each sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Product, and the rights granted to the Sublicensee; (iii) the territory in which the Product will be sold; and (iv) other terms thereof, sufficient to allow Sunesis to verify the amounts due under Articles 5 and 6 below.  Each sublicense granted by JJPRD shall be consistent with all the terms and conditions of this Agreement, and subordinate thereto, and JJPRD shall remain responsible to Sunesis for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement.  For purposes of this Section 4.2, it is understood that the grant to a Third Party of any right to market, sell or distribute a product containing a Licensed Compound shall be deemed a “sublicense.”  Except as expressly authorized under Section 4.2.1 or 4.2.2 above, JJPRD shall not sublicense its rights with respect to a Licensed Compound or Product to any Third Party.

4.3           Derivative Compounds.

4.3.1        Right for JJPRD to Screen Compounds Outside Field.  It is understood that JJPRD shall have the right, under Section 4.1 above, to include in its screening libraries (i) all Collaboration Compounds for any purpose; and (ii) JJPRD Derivative Compounds, in each of cases (i) and (ii) for the purpose of identifying and developing JJPRD Derivative Compounds that may be useful outside the Research Program against biological targets other than the Target, subject to Section 4.3.2 below.  It is also understood that milestone payments and royalties may be due on Products incorporating such JJPRD Derivative Compounds under Article 5 below, if such JJPRD Derivative Compounds are covered by a Valid Claim within the Program Patent Rights.

4.3.2        Disclosure of Derivative Compounds.

(a)           The parties agree to provide to each other, on a regular and ongoing basis, with data and information pertaining to all Derivative Compounds synthesized by a party prior to the end of the Exclusivity Period, including the chemical structures of such Derivative Compounds, structure-activity data with respect thereto, and such other information as the parties agree.

(b)           Notwithstanding the exclusive rights granted to JJPRD under Section 4.1.1 to JJPRD Derivative Compounds, if a clinical study in humans is initiated by or under authority of Sunesis using a compound the same in structure to a JJPRD Derivative Compound and Sunesis notifies JJPRD of such initiation, then unless JJPRD has initiated a clinical study of such compound in humans and has previously notified Sunesis of such trial (including identifying the particular JJPRD Derivative Compound in such trial), JJPRD’s Rights under section 4.1.1 to such compound shall terminate and Sunesis shall be free to commercialize such compound without restriction.

4.3.3        Sunesis Rights to Use JJPRD Derivative Compounds.

(a)           With respect to any JJPRD Derivative Compound disclosed to Sunesis under Section 4.3.2, Sunesis shall have the right to make and use such JJPRD Derivative Compound for research purposes, but shall not have the right to use, and agrees not to use (or authorize any Third Party to use), such JJPRD Derivative Compound in connection with the discovery, research and/or development of products in the Field except pursuant to the Research Program.  In addition, other than as set forth in this Agreement, Sunesis shall not license the right to market, sell or distribute any such JJPRD Derivative Compound to a Third Party for any purpose.

(b)           With respect to any JJPRD Derivative Compound not disclosed to Sunesis under Section 4.3.2, notwithstanding the exclusive rights granted to JJPRD under Section 4.1.1 to such JJPRD Derivative Compounds, Sunesis shall have the right to research, develop, make, have made, use, import, sell and have sold compounds the same in structure to such JJPRD Derivative Compound until such time as JJPRD notifies Sunesis that JJPRD has initiated clinical studies in humans to such compound.  This section 4.3.3(b) shall not be deemed to limit Sunesis rights under section 4.3.2(b).

4.3.4        JJPRD Rights to Use Sunesis Derivative Compounds.

(a)           Rights to Use.  With respect to any Sunesis Derivative Compound disclosed to JJPRD under Section 4.3.2, it is understood and agreed that JJPRD shall only use such Sunesis Derivative Compounds as provided in Section 4.1.1(b).  It is further understood and agreed that JJPRD shall not have the right to use, and agrees not to use (or authorize any Third Party to use), such Sunesis Derivative Compounds except in connection with the discovery, research and/or development of products in the Field pursuant to the Research Program.  In addition, other than as set forth in this Agreement, JJPRD shall not license the right to market, sell or distribute any such Sunesis Derivative Compounds to a Third Party for any purpose.

(b)           Return/Destruction of Sunesis Derivative Compounds.  Following the earlier of (i) the end of the Exclusivity Period, or (ii) termination of this Agreement, JJPRD shall have no further right to use the Sunesis Derivative Compounds.  Following the earlier of (i) the end of the Exclusivity Period, or (ii) termination of this Agreement, JJPRD shall return (or destroy and provide to Sunesis certification of such destruction) to Sunesis all such compounds.

4.3.5        JJPRD Derivative Compounds Entering Clinical Development.  JJPRD shall be obligated to disclose promptly to Sunesis when JJPRD has initiated a first clinical trial in humans of a JJPRD Derivative Compound.  This notification shall include the identification of the JJPRD Derivative Compound and the nature of the clinical trial and the potential indication for which development of such JJPRD Derivative Compound is being carried out.  Upon the occurrence of this notification, JJPRD shall have the exclusive rights from Sunesis to such JJPRD Derivative Compound as specified in Section 4.1.1 to make, use and sell that JJPRD Derivative Compound.

4.4           Compounds Covered by Program Patent Rights.  It is understood and agreed, that with respect to compounds (including but not limited to Derivative Compounds) claimed within a patent or patent application within the Program Patent Rights, during the life of such patent or patent application, only such compounds demonstrated by Sunesis not to meet the Criteria may be used by Sunesis (or its sublicensees) in its research, development and commercialization programs outside the Research Program.  Prior to using any such compound in any program outside the Research Program (whether by itself or with a Third Party), Sunesis agrees to test each such compound to ascertain whether such compound meets the Criteria.

4.5           Restrictions on Use for Thiol Proteases.  Notwithstanding Sections 4.1 and 4.4 above, JJPRD agrees that it shall not have the right to use, and agrees not to use (or authorize any Affiliate or Third Party to use) during the term of this Agreement, a Collaboration Compound or Derivative Compound in connection with the discovery, research and/or development of products to modulate the activity of any Thiol Protease (other than a Target).

4.6           No Implied Licenses.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be created by implication, estoppel or otherwise.

ARTICLE 5
PAYMENTS

5.1           Research Program Funding.

5.1.1        Research Program Payment Schedule.  JJPRD agrees to pay Sunesis research funding for Sunesis’ conduct of the Research Program quarterly, in advance, in an amount equal to the number of Sunesis FTEs called for in the Research Plan for the applicable quarter multiplied by the Sunesis FTE Rate (as defined below).  All Research Program Funding shall be used only to conduct the Research Program. The Sunesis FTE Rate for the first two years of the Research Term shall be equal to [*] U.S. Dollars (US$[*]) per FTE per year.  The Research Plan shall provide for [*] ([*]) Sunesis FTEs during the first year of the Research Term, and [*] ([*]) FTEs during the second year of the Research Term, such FTEs to be allocated as set forth in the Research Plan.

(a)           Initial Research Term.  JJPRD shall pay to Sunesis [*] U.S. dollars (US$[*]) for the first 12-months of the Research Program and [*] U.S. Dollars (US$[*]) for the second 12-months of the Research Program for the FTEs provided above.

(b)           Extended Research Term.  As set forth in Section 2.4, during any extension of the Research Term beyond the initial two year period, unless otherwise approved in writing by the JRC, the extended Research Plan shall provide for a number of Sunesis FTEs per year equal to the number of Sunesis FTEs for the previous year, such FTEs to be allocated as set forth in

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the extended Research Plan.  The Sunesis FTE Rate during any such extended Research Term shall be equal to Sunesis FTE rate for the previous year plus an increase to reflect annual CPI increase over such year.  It is understood and agreed, that in no event is JJPRD obligated to extend the Research Term.

5.1.2        Quarterly Payments.  The payments subject to this Section 5.1 shall be paid in quarterly installments, in advance, within forty-five days after receipt by JJPRD of a written invoice from Sunesis.  The initial research payment shall be due on the Effective Date, and subsequent payments shall be due on or before each date quarterly thereafter.  Such payments are non-creditable and non-refundable.

5.2           Research Milestones.

5.2.1        Upfront Payment.  Upon signing of this Agreement, an upfront technology access fee of [*] U.S. Dollars (US$[*]) will be due to Sunesis on January 1, 2003, and payment shall be made by JJPRD to Sunesis within thirty (30) days after this date.  JJPRD, at its election, may make this payment to Sunesis at any time prior to January 31, 2003.  At the request of JJPRD, Sunesis will provide JJPRD with a written invoice for such amount.  This upfront technology access fee shall be non-refundable and non-creditable against other amounts due Sunesis hereunder.

5.2.2        Research Milestones Payments.

(a)           On a target-by-target basis, JJPRD shall pay to Sunesis the following amounts within thirty (30) days following the first achievement of the following research milestones (as determined by the JRC during the Exclusivity Period, and by the parties following the Exclusivity Period) with respect to the Target:

Research Milestones		Payment Amount

1.	The earlier of (i) designation of the first Lead Compound for such target by the JRC, or (ii) identification of the first Lead Compound to meet Lead Compound Criteria for such target.	$	[*]

2.	The earlier of (i) designation of the first Development Candidate for such target by the JRC, or (ii) identification of the first Lead Compound to meet Development Candidate Criteria for such target.	$	[*]

(b)           Notwithstanding any other provision of this Agreement, JJPRD shall not initiate GLP toxicity studies with respect to a Collaboration Compound unless such

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Collaboration Compound has been designated a Development Candidate for the purpose of payment of Research Milestone # 2.

5.3           Development Milestones.  On a Licensed Compound-by-Licensed Compound basis JJPRD shall pay to Sunesis the following amounts within thirty (30) days following the first achievement by JJPRD or Sublicensees, as the case may be, of each of the following milestones with respect to each Licensed Compound (or corresponding Product incorporating such Licensed Compound) that is covered by a Valid Claim within the Program Patent Rights:

Development Milestones		Payment Amount

1.	Initiation (defined as treatment of at least two (2) human subjects) of Phase I for such Licensed Compound in any country:	$	[*]

2.	Initiation (defined as treatment of at least five (5) human subjects) of Phase III for such Licensed Compound in any country:	$	[*]

3.	Acceptance of an MAA by U.S. FDA for such Licensed Compound:	$	[*]

4.	First Acceptance of an MAA in a *Major Country in the European Union for such Licensed Compound:	$	[*]

5.	Regulatory Approval of an MAA in the United States for such Licensed Compound:	$	[*]

6.	First Regulatory Approval of an MAA in a *Major Country in the European Union for such Licensed Compound:	$	[*]

7.	Approval of an MAA in Japan for such Licensed Compound:	$	[*]

*”Major Country” shall mean any of France, Germany, Italy, Spain or the United Kingdom.

5.4           Certain Terms.

5.4.1        Multiple Licensed Compounds to the Same Target; Multiple Indications.  If a second or subsequent Licensed Compound against the same Target is commercialized by JJPRD or its Sublicensee, it is understood that a further full set of milestone payments will become due and payable at the time(s) set forth in Section 5.3 for such second or subsequent Licensed Compound.  It is also understood, however, that once a particular milestone payment under Section 5.3 has been

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paid with respect to a particular Licensed Compound, that milestone payment will not be due again with respect to the same Licensed Compound (e.g., if the same Licensed Compound is tested in clinical trials or approved for more than one disease indication, development milestones for such Licensed Compound will not have to be paid more than a total of one time).

5.4.2        Credit for Discontinued Compounds.  The payments set forth in Section 5.3 above shall be due once with respect to each Licensed Compound; provided, however, if JJPRD ceases all clinical development of a particular Licensed Compound (“Discontinued Compound”) after having made one or more payments under Section 5.3 above on the achievement of a particular milestone(s) by such Licensed Compound, there shall be no payment due upon the accomplishment of the same milestone(s) with respect to the next Licensed Compound (the “Replacement Compound”) directed to the “Same Indication” as the Discontinued Compound.  For purposes of the foregoing, it is understood and agreed that “Same Indication” shall mean at least one common disease indication being pursued for the Replacement Compound as for the Discontinued Compound.

5.4.3        Accrued Milestones.  If a subsequent research milestone for a target under Section 5.2 above, or a subsequent development milestone for a Licensed Compound under Section 5.3 above, is achieved with respect to such target or Licensed Compound (respectively) before a prior research milestone listed under Section 5.2 or development milestone listed under Section 5.3 for such target or Licensed Compound, then the earlier milestone payments shall then be due with respect to such target or Licensed Compound, as the case may be.  For such purposes, “subsequent” and “prior” shall refer to the numerical order of such milestone, as indicated next to such milestone in Sections 5.2 and 5.3 above.

5.4.4        Acceptance.  For purposes of this Article 5, “acceptance” of an MAA shall mean (i) in the United States, that the FDA has accepted such MAA for substantive review and not rejected such filing for substantive review for any reason; and (ii) in the European Union, that the health regulatory authority of a country of the European Union, or the European Medicines Evaluation Agency (or a comparable agency of the EU), has validated or otherwise accepted such MAA for substantive review and not rejected such filing for substantive review for any reason.

5.4.5        Reports.  Within ten (10) business days of the occurrence of any event which would trigger a milestone payment according to Section 5.2 or 5.3, JJPRD shall inform Sunesis of such occurrence in writing.

5.5           Royalties.

5.5.1        Products.  JJPRD shall pay to Sunesis a royalty on annual Net Sales of products incorporating Licensed Compounds on a Product-by-Product basis as follows:

Annual Net Sales	Royalty on Net Sales

Portion of Annual Net Sales of such Product up to and including $[*]	[*]%

Portion of Annual Net Sales of such Product in excess of $[*] and up to and including $[*]	[*]%

Portion of Annual Net Sales of such Product in excess of $[*]	[*]%

For purposes of the foregoing, “annual Net Sales” shall mean, for a particular Product, the worldwide Net Sales of such Product for human therapeutic or prophylactic use for the particular calendar year.  In addition, it is understood for the purposes of determining annual Net Sales of a Product, that all formulations and dosage forms of the same active ingredients shall be deemed the same “Product,” but Products with different active ingredients shall be deemed different Products.  It is understood and agreed that royalties shall only be due on Products covered by a Valid Claim within the Program Patent Rights.

5.5.2        Royalty Term.  The royalties due pursuant to this Section 5.5 shall be payable on a country-by-country and Product-by-Product basis until the date which is the later of: (i) the expiration of the last to expire of any Valid Claim within the Program Patent Rights covering the Licensed Compound incorporated in such Product, in such country (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statutes or regulations in the respective countries, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries), or (ii) ten (10) years following the first commercial sale of such Product in such country.

5.5.3        Generic Equivalents.  If in any royalty reporting period: (i) a Third Party commences selling a product in a country which is a Generic Equivalent of the Collaboration Compound being sold by JJPRD in such country and (ii) such Unlicensed Unit Sales (as defined below) in units of the Generic Equivalent in such country amount to at least [*] percent ([*]%) of JJPRD’s Unit Sales (as defined below) in units of the Collaboration Compound in such country in the same royalty reporting period, and (iii) such Unlicensed Unit Sales in units of the Generic Equivalent in such country are having a material adverse effect on JJPRD’s sales of such Collaboration Compound in such country, then the royalty rate applied in such country with respect to such Collaboration Compound shall be reduced by [*] percent ([*]%), as long as the Unlicensed Unit Sales in units of such Generic Equivalent amount to at least [*] percent ([*]%) of JJPRD’s Unit

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Sales in units of the Collaboration Compound in such country in the same royalty reporting period.  Notwithstanding the foregoing, it is understood and agreed that JJPRD shall not be entitled to such reduction in royalty in countries in which JJPRD directed Sunesis not to file, or JJPRD elected not to maintain, a Program Patent covering such Collaboration Compound.

For purposes of this Section 5.5.3 “Unlicensed Unit Sales” and “JJPRD Unit Sales” shall be deemed to mean the total grams of the Collaboration Compound contained in the Third Party product (irrespective of dosage form) and the Collaboration Compound (irrespective of dosage form), respectively, as reflected on the label of each such Collaboration Compound and Third Party product; and (ii) Unlicensed Unit Sales shall be determined by the sales reports of IMS America Ltd. of Plymouth Meeting, Pennsylvania (“IMS”) or any successor to IMS or any other independent sales auditing firm selected by JJPRD and reasonably acceptable to Sunesis.  JJPRD shall bear all costs of providing Sunesis with such information.  If JJPRD is entitled to a royalty reduction based on Unlicensed Unit Sales pursuant to this Section 5.5.3 for any royalty reporting period, JJPRD shall submit the sales report of IMS or such other independent firm, as applicable, for the relevant royalty reporting period to Sunesis, together with JJPRD’s or its Sublicensees’ sales report for the relevant royalty reporting period submitted pursuant to Section 6.1.

5.5.4        Third Party Patents.  If: (i) a patent or patents of a Third Party should be in force in any country during the term of this Agreement covering the practice of the Sunesis Core Technology as licensed under Section 4.1.1(c) with respect to the manufacture, use or sale of any Collaboration Compound, and (ii) it should prove in JJPRD’s reasonable judgment, after consultation with Sunesis, impractical or impossible for JJPRD or any Affiliate or Sublicensee to continue such activity or activities licensed hereunder without obtaining a royalty bearing license from such Third Party under such patent or patents in said country, and (iii) the royalty paid to such Third Party is directed to the practice of rights granted to JJPRD under the Sunesis Core Technology pursuant to Section 4.1.1 with respect to a Collaboration Compound, and (iv) the practice of such Sunesis Core Technology as practiced alone would require such license (whether or not JJPRD is practicing such Sunesis Core Technology with any other technology owned or controlled by JJPRD), then JJPRD shall be entitled to a credit against the royalty payments due under Section 5.5 with respect to the same Collaboration Compound in such country of an amount equal to [*] percent ([*]%) of the royalty paid to such Third Party for such Collaboration Compound in such country, such credit not to exceed [*] percent ([*]%) of the royalty otherwise due under this Agreement for such Collaboration Compound in such country, arising from the practice of such Sunesis Core Technology with respect to the manufacture, use or sale of the Collaboration Compound in said country.

5.5.5        Compulsory License.  If at any time and from time to time (i) a Third Party in any country shall, under the right of a compulsory license granted or ordered to be granted by a competent governmental authority, manufacture, use or sell any Collaboration Compound, with

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respect to which royalties would be payable pursuant to Section 5.5.1 hereof, and (ii) such Third Party Net Sales of such Collaboration Compound in a country amount to at least [*] percent ([*]%) of JJPRD’s Net Sales of such Collaboration Compound in such country in the same royalty reporting period, (iii) and the sales of such Third Party of such Collaboration Compound in such country are having a material adverse effect on JJPRD’s sales of such Collaboration Compound in such country, then JJPRD may reduce the royalty on sales in such country of such Collaboration Compound, to an amount equal to [*] percent ([*]%) of the amount that would otherwise be payable to Sunesis in such country under provisions of Section 5.5.1, as long as the Third Party Net Sales of such Collaboration Compound amount to at least [*] percent ([*]%) of the JJPRD’s Net Sales of such Collaboration Compound in such country in the same royalty reporting period.  Concurrent with the grant of such compulsory license, JJPRD shall provide Sunesis with a copy of such license.

5.5.6        Royalty Floor.  Notwithstanding the above, the royalty due to Sunesis under Section 5.5 shall never be reduced by more than [*] percent ([*]%) of the amount reflected in Section 5.5.1.

ARTICLE 6
PAYMENTS, BOOKS AND RECORDS

6.1           Royalty Reports and Payments.  After the first sale of a Product on which royalties are payable by JJPRD or Sublicensees hereunder, JJPRD shall make quarterly written reports to Sunesis within sixty (60) days after the end of each calendar quarter, stating in each such report, separately for JJPRD and Sublicensee, the number, description, and aggregate Net Sales, by country, of each such Product sold during the calendar quarter upon which a royalty is payable under Section 5.5 above.  Concurrently with the making of such reports, JJPRD shall pay to Sunesis royalties due at the rates specified in Section 5.5.

6.2           Payment Method.  All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by Sunesis.  All payments hereunder shall be made in U.S. dollars.  In the event that the due date of any payment subject to Article 5 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.  Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due.

6.3           Place of Royalty Payment; Currency Conversion.  In the case of sales outside the United States, royalty payments by JJPRD to Sunesis shall be converted to Dollars in accordance with JJPRD’s current customary and usual procedures for calculating same which are the following: the rate of currency conversion shall be calculated using a simple monthly period average of the end “spot rates” provided by Brown Brothers Harriman, 59 Wall Street, NY, NY  10005, for each quarter, or if such rates are not available, the same computation using the spot rates as published by a

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leading United States commercial bank for such accounting period.  These methods of conversion are consistent with JJPRD’s current accounting methods.  JJPRD shall give Sunesis prompt written notice of any proposed changes to JJPRD’s customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered to and approved by Sunesis, provided that such changes continue to maintain a set methodology for currency conversion.

6.4           Records; Inspection.  JJPRD shall keep, and shall ensure that its Sublicensees keep, complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement.  Such books and records shall be kept at the principal place of business of JJPRD for at least three (3) years following the end of the calendar quarter to which they pertain.  Such records will be open for inspection by a public accounting firm to whom JJPRD has no reasonable objection, solely for the purpose of determining the payments to Sunesis hereunder.  Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice.  Inspections conducted under this Section 6.4 shall be at the expense of Sunesis, unless a variation or error producing an increase exceeding [*] percent ([*]%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by JJPRD together with interest, at the rate specified in Section 6.2,thereon from the date such payments were due.  The interest available to Sunesis pursuant to this Section 6.4 shall in no way limit any other remedies available to Sunesis.

6.5           Withholding Taxes.  If laws or regulations require that taxes be withheld from any amounts payable hereunder, the paying party will (i) deduct those taxes from the otherwise remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other party within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority.

ARTICLE 7
DILIGENCE

7.1           Diligence.  JJPRD shall use commercially reasonable efforts consistent with its normal business practices to expeditiously develop and market Products.  Such efforts shall include those efforts that JJPRD and its Affiliates would normally apply to so develop and market in such manner a product of its own that is directed at indications with a similar market size.

7.2           Reports.  JJPRD agrees to keep Sunesis reasonably advised with respect to the pre-clinical and clinical development of such Products.  Without limiting the foregoing, JJPRD shall provide Sunesis, at least once quarterly, a written summary of the pre-clinical and clinical development activities and results with respect to each Product.

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7.3           Reversion of Rights.

7.3.1        Notice of Termination.  If during any consecutive six (6) month period following the end of the Research Term, but prior to obtaining the first Regulatory Approval for any Product, JJPRD fails to maintain an active program with respect to Products directed to the Target, then Sunesis shall have the right to terminate this Agreement, as provided below, by notifying JJPRD in writing.  As used herein, an “active program” shall include a reasonable allocation of resources to the ongoing discovery, and/or the preclinical and clinical development, of a Product directed to the Target using an appropriate complement of internal staffing and/or staffing from a contract research organization, sufficient to identify a Development Candidate and to develop and obtain Regulatory Approval in major markets for a Product directed to the Target based on such Development Candidate.

(a)           JJPRD Rights Upon Receipt of Notice of Termination.  Any termination shall become effective within sixty (60) days after written notice thereof was provided to JJPRD by Sunesis pursuant to this Section 7.3.1, unless within such sixty (60) day period:

(i)          JJPRD cures such breach or default by resuming an active program with respect to Products directed to the Target and providing Sunesis with a written plan, reasonably acceptable to Sunesis, with respect to the activities to be conducted under such active program; or

(ii)         to the extent JJPRD has initiated Phase III clinical testing for a particular Product directed to the Target, JJPRD requests in writing, and obtains, Sunesis’ written consent (such consent not to be unreasonably withheld) to sublicense its rights to such Product to a Third Party, and within one hundred and twenty (120) days following such written consent JJPRD enters into a written agreement with a Third Party sublicensing its rights to such Product; or

(iii)        JJPRD elects to pay, and pays, to Sunesis a development extension fee equal to twenty-five percent (25%) of the next development milestone that would be due under Section 5.3 (upon payment of such fee, Sunesis will grant JJPRD an additional six (6) months in which to resume an active program with respect to Products directed to the Target, such six (6) month extension commencing upon the effective date of payment of such extension fee); or

(iv)       JJPRD, in good faith, disputes such breach or default by providing to Sunesis evidence of an active program with respect to Products directed to the Target.

It is understood and agreed that JJPRD rights as provided under Section 7.3.1(a)(i) above, shall be exercisable only once during any twenty-four (24) consecutive month period.

(b)           Disputes Regarding Active Programs.  In the event the parties are unable to resolve a dispute between the parties arising under Section 7.3.1(a)(iv) within thirty (30) days after receipt of the written notice of the dispute, such matter may, at either party’s written request, be submitted to binding arbitration pursuant to Article 13.  If an arbitrator, pursuant to Section 13.1, does not agree with JJPRD’s stated position with respect to a dispute under Section 7.3.1(a)(iv), then Sunesis shall have the right to terminate this Agreement within ten (10) business days following completion of such arbitration, unless within such ten (10) business day period JJPRD elects to pay, and pays, to Sunesis a development extension fee equal to twenty-five percent (25%) of the next development milestone that would be due under Section 5.3.  In the event JJPRD makes such election, the payment of such fee shall be made within thirty (30) days thereafter.  Upon notice of election of payment of such fee within such ten (10) business day period, Sunesis will grant JJPRD an additional six (6) months in which to resume an active program with respect to Products directed to the Target, such six (6) month extension commencing upon the notice of election of payment of such extension fee.

(c)           Reservation of Rights.  It is understood and agreed that Sunesis rights under Section 7.3.1(a) and (b) shall continue in full force and effect, such that (i) following any such resumption of an active program by JJPRD under Section 7.3.1(a)(i), or (ii) following sublicense of rights under Section 7.3.1(a)(ii), or (iii) following any extension granted under Section 7.3.1(a)(iii) or 7.3.1(b), if during any consecutive six (6) month period prior to JJPRD obtaining the first Regulatory Approval for any Product, JJPRD (or its Sublicensee, as the case may be) fails to maintain an active program with respect to Products directed to the Target, then Sunesis shall have the right to terminate this Agreement, as provided in Section 7.3.1(a), by notifying JJPRD in writing.

(d)           Credit of Extension Fees.  With respect to any extension fees paid by JJPRD to Sunesis pursuant to Section 7.3.1(a)(iii) or 7.3.1(b), each such extension fee shall only be creditable against the payment that would be due upon achievement of the same milestone from which such extension fee was calculated.

(e)           Return of Collaboration Compound and Products thereof.  In the event of a termination of this Agreement under this Section 7.3.1 or Section 12.3 below, all Collaboration Compounds and Products thereof shall be returned to Sunesis within thirty (30) day of the effective date of such termination.

7.3.2        Grant Back.  Subject to Section 7.3.4, if the Agreement is terminated pursuant to Section 7.3.1 above or Section 12.3 below, JJPRD shall grant and hereby grants to Sunesis an exclusive, worldwide, irrevocable license, including the right to grant and authorize sublicenses, under any patent rights owned or controlled by JJPRD, to make, have made, use, import, offer for sale and sell Licensed Compounds, alone or as incorporated in a Product, for any purpose.  Any Licensed Compounds that were in development hereunder that are returned to Sunesis and licensed back to Sunesis under this Section 7.3.2, shall be considered “Returned Compounds”.

7.3.3                        Regulatory Filings.  If the Agreement is terminated pursuant to Section 7.3.1 above or Section 12.3 below, JJPRD shall promptly provide Sunesis with all data and information generated or acquired by or on behalf of JJPRD or its Affiliates with respect to the Licensed Compound and any Product, and to assign to Sunesis all regulatory filings made by JJPRD with respect to such Returned Compounds, including all correspondence pertaining thereto.  JJPRD agrees to reasonably cooperate with Sunesis to facilitate a smooth and prompt transition of the development of such Returned Compounds to Sunesis or its designee.

7.3.4                        Reverse Royalty.  Sunesis agrees to pay to JJPRD a reverse royalty on aggregate “net sales” by Sunesis or its sublicensees of Returned Compounds returned to Sunesis by JJPRD pursuant to this Section 7.3 based on the development status of the Returned Compound at the time of its return by JJPRD, to the extent the manufacture, sale or use of such Returned Compound is covered by a Valid Claim within the Program Patents Rights.

Stage of Returned Compound	Reverse Royalty on Net Sales

Prior to initiation of first Phase I of the Returned Compound	[*]%

After initiation of first Phase I, but prior to initiation of first Phase II, of the Returned Compound	[*]%

After initiation of first Phase II, but prior to initiation of first Phase III (i.e. Pivotal Quality clinical study), of the Returned Compound	[*]%

After initiation of first Phase III, but prior to first Regulatory Approval, of the Returned Compound	[*]%

For such purposes, “net sales” shall be calculated in the same manner as defined in Section 1.18 above, substituting “Sunesis” for each reference to “JJPRD” in such Section, and substituting “Returned Compound” for each reference to “Product” therein; similarly, “sublicensees” shall be defined in the same manner as defined in Section 1.29 above, substituting “Returned Compound” for each reference to “Product” therein.  Such royalty shall be subject to the same terms as apply to JJPRD under Sections 5.5.2, 5.5.3, and 5.5, mutatis mutandis.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1                                 Ownership; Disclosure.

8.1.1                        Assignment.  All right, title and interest in and to the Program Technology, and in any inventions or improvements made by or under authority of either party relating to Sunesis

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Core Technology, shall, as between the parties, be owned solely by Sunesis.  JJPRD hereby assigns to Sunesis all of its rights in and to such Program Technology and in such inventions and improvements relating to Sunesis Core Technology.

8.1.2                        Disclosure.  Each party shall promptly disclose to the other, inventions within the Program Technology made in connection with this Agreement; provided that Sunesis shall not be obligated to so disclose any technology related to the Sunesis Core Technology except such Sunesis Core Technology which is reasonably necessary to perform the Research Program.

8.2                                 Patent Prosecution.

8.2.1                        Program Technology Claiming Licensed Compounds.  Sunesis shall have the right, at JJPRD’s expense, to control the preparation, filing, prosecution and maintenance of patent applications and patents directed to Program Technology using patent counsel selected by Sunesis; provided, that such patent counsel is mutually acceptable to JJPRD.  As used herein, “prosecution” shall include interferences, re-examinations, reissues, oppositions and the like.

8.2.2                        Decisions.  Sunesis reserves the right to make final decisions pertaining to the preparing, filing, prosecuting and maintaining of patent applications and patents directed to the Program Technology.  Notwithstanding the foregoing, with respect to foreign filing of any patent applications claiming one or more Licensed Compounds, other than filings in those countries listed in Exhibit 8.2.2, Sunesis shall consult with JJPRD and file only in those countries designated by JJPRD.

8.3                                 Cooperation.  Sunesis will promptly provide to JJPRD, as JJPRD reasonably request, all information and copies of correspondence pertaining to Sections 8.2.1 and 8.2.2.  Likewise, JJPRD agrees to cooperate fully with Sunesis, and to provide Sunesis with such information as Sunesis reasonably requests, to facilitate Sunesis’ filing, prosecution and maintenance of patent applications and patents directed to the Program Technology.

8.4                                 Enforcement.

8.4.1                        Notice.  Each party shall promptly notify the other of any knowledge it acquires of any potential infringement of the Program Technology by the manufacture, sale or use of a Collaboration Compound by a Third Party (an “Infringement”).

8.4.2                        Enforcement.  JJPRD shall have the initial right, but not the obligation, to take reasonable legal action to enforce against Infringements by Third Parties at its sole cost and expense.  If, within six (6) month following receipt of such notice from Sunesis, JJPRD fails to take such action to halt a commercially significant Infringement, Sunesis (or its designee) shall, in its sole discretion, have the right, at its sole expense, to take such action.

8.4.3                        Cooperation; Costs and Recoveries.  If a party (the “Controlling Party”) brings an action with respect to an Infringement in accordance with Section 8.4.2 above (an “Infringement Action”), then the other party (the “Cooperating Party”) shall cooperate as reasonably requested, at such Controlling Party’s expense, in the pursuit of such Infringement Action, including if necessary by joining as a nominal party to the Infringement Action.  In any case, the Cooperating Party shall have the right, even if not required to be joined, to participate in such Infringement Action with its own counsel at its own expense.  The costs and expenses of the Infringement Action shall be the responsibility of the Controlling Party, and any damages or other monetary rewards or settlement payments received by the Controlling Party shall first be applied to reimburse the Controlling Party’s out-of-pocket expenses directly attributed to the Infringement Action, and the remainder shall be shared as follows: [*] percent ([*]%) to the Controlling Party and [*] percent ([*]%) to the Cooperating Party.

8.5                                 Infringement Claims.  If the manufacture, sale or use of any Licensed Compound pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against Sunesis or JJPRD ( or Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claim in reasonable detail.  Except with respect to litigation involving Sunesis Core Technology, JJPRD shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice, subject to Article 11 below; provided, however, JJPRD shall not enter into any settlement which admits or concedes that any patent or application within the Program Patent Rights is invalid or unenforceable, without the prior written consent of Sunesis.  The defendant shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

8.6                                 Notices Relating to the Act.  Sunesis shall immediately notify JJPRD of (a) the issuance of each U.S. Patent included among the Program Patent Rights covering a Product, giving the date of issue and patent number for each such patent; and (b) communications pertaining to any patent included among the Program Patent Rights covering a Product, which Sunesis receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter the “Act”), including but not necessarily limited to notices pursuant to §§101 and 103 of the Act from persons who have filed an abbreviated NDA (“ANDA”) or a “paper” NDA.

8.7                                 Authorization Relating to Patent Term Extension.  Sunesis hereby authorizes JJPRD to: (a) provide in any NDA a list of patents which includes Program Patent Rights that relate to such Product and such other information as JJPRD believes is appropriate; (b) commence suit for infringement of Program Patent Rights covering a Product under § 271(e) (2) of Title 35 of the United States Code; and (c) exercise any rights that may be exercisable by Sunesis as patent owner under the Act, including without limitation, applying for an extension of the term of any patent included in Program Patent Rights covering a Product.  In the event that applicable law in any country provides for the extension of the term of any patent included among Program Patent Rights covering a Product, such as under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Union and other similar measures in any other country, Sunesis shall apply for and use its reasonable efforts to obtain such an extension or, should the law require JJPRD to so apply, Sunesis hereby

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

gives permission to JJPRD to do so.  JJPRD and Sunesis agree to cooperate with one another in obtaining such extension.  Sunesis agrees to cooperate with JJPRD or its Sublicensee, as applicable, in the exercise of the authorization granted herein and will execute such documents and take such additional action as JJPRD may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a party in any suit for infringement brought by JJPRD hereunder.

ARTICLE 9
CONFIDENTIALITY

9.1                                 Confidential Information.  Except as otherwise expressly provided herein, the parties agree that the receiving party shall not, except as expressly provided in this Article 9, disclose to any Third Party or use for any purpose any confidential information furnished to it by the disclosing party hereto pursuant to this Agreement (“Confidential Information”), except to the extent that it can be established by the receiving party by competent proof that such information:

(a)                                  was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(d)                                 was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e)                                  was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing party not to disclose such information to others.

 Program Technology shall be deemed “Confidential Information” of Sunesis and JJPRD.

9.2                                 Permitted Use and Disclosures.  Each party hereto may use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary (a) in the exercise of the rights granted to it hereunder, or (b) in prosecuting or defending litigation, complying with applicable governmental laws, regulations or court order or otherwise submitting information to tax or other governmental authorities; provided that if a party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.  Subject to the exclusive licenses granted to JJPRD under Section 4.1 above, and to the restrictions of Section 4.3.3 above, it is understood and agreed that Sunesis may use and disclose the Program Technology in the course of its business, other than JJPRD Derivative

Compounds disclosed by JJPRD to Sunesis hereunder or Collaboration Compounds.  Upon any termination of this Agreement, such restrictions on Sunesis shall terminate.

9.3                                 Nondisclosure of Terms.  Each of the parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party’s attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.  Notwithstanding the foregoing, the parties have agreed upon a press release announcing the execution of this Agreement, a copy of which is attached hereto as Exhibit 9.3.  After signing of this Agreement by the parties, Sunesis may issue for public disclosure the press release attached hereto as Exhibit 9.3; thereafter, Sunesis and JJPRD may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.  Without limiting the foregoing, both parties shall have the right to make public disclosures (including a Q&A outline for use in responding to inquiries about this Agreement) of the progress of the Research Program and the achievement of milestones and the payment of fees (but not the amounts) with respect to Products, provided that: (i) the non-disclosing party approves of the language of such disclosure, which approval shall not be unreasonably withheld, and (ii) the non-disclosing party is not required to participate in such disclosure ..  In the event of any termination of this Agreement under Article 12, the parties shall agree on an announcement of such termination provided that the parties shall use reasonable efforts to fashion a mutually acceptable announcement.

9.4                                 Publication.  Any manuscript by Sunesis or JJPRD describing scientific results pertaining to any Collaboration Compound to be published or publicly disclosed, shall be subject to the prior review of the other party at least thirty (30) days prior to submission.  Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving party shall notify the disclosing party in writing within thirty (30) days after receipt of any disclosure whether the receiving party desires to file a patent application on any invention disclosed in such scientific results.  In the event that the receiving party desires to file such a patent application, the disclosing party shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, (ii) the parties determine after consultation that no patentable invention exists, or (iii) one hundred eighty (180) days after receipt by the disclosing party of the receiving party’s written notice of the receiving party’s desire to file such patent application, or such other period as is reasonable for seeking patent protection.  Further, if such scientific results contain the information of the other party that is subject to use and nondisclosure restrictions under this Article 9, the publishing party agrees to remove such information from the proposed publication or disclosure.  Following the filing of any patent application within the Program Technology, in the eighteen (18) month period prior to the publication of such a patent application, neither party shall make any written public disclosure regarding any invention claimed in such patent application without the prior consent of the other party.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1                           Warranty.  Each party represents and warrants on its own behalf and on behalf of its Affiliates that:  (i) it has the legal power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant, any rights which are in conflict in any material way with the rights and licenses granted herein.

10.2                           Additional Warranty of Sunesis.  In addition, Sunesis represents and warrants that, to the best of its knowledge as of the Effective Date, the practice of the Sunesis Core Technology in general is not dominated by patent rights of a Third Party.  Sunesis also represents and warrant that, to best of its knowledge as of the Effective Date, Sunesis does not own or control any patents and/or patent applications claiming a Collaboration Compound.  It is understood that Sunesis makes no representation or warranty with respect to any patent rights of Third Parties relating to the Target.

10.3                           Disclaimer.  JJPRD AND SUNESIS SPECIFICALLY DISCLAIM ANY GUARANTEE THAT THE RESEARCH PROGRAM WILL BE SUCCESSFUL, IN WHOLE OR IN PART.  THE FAILURE OF THE PARTIES TO SUCCESSFULLY DEVELOP LEAD COMPOUNDS, DERIVATIVE COMPOUNDS, DEVELOPMENT CANDIDATES OR PRODUCTS WILL NOT CONSTITUTE A BREACH OF ANY REPRESENTATION OR WARRANTY OR OTHER OBLIGATION UNDER THIS AGREEMENT.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SUNESIS AND JJPRD MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM TECHNOLOGY, JJPRD TECHNOLOGY, SUNESIS CORE TECHNOLOGY, LICENSED COMPOUNDS, PRODUCTS OR INFORMATION DISCLOSED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY PROGRAM TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11
INDEMNIFICATION

11.1                           JJPRD.  JJPRD agrees to indemnify, defend and hold Sunesis and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Sunesis Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (i) any Products or Licensed Compounds developed, manufactured, used, sold or otherwise distributed by or on behalf of JJPRD, its Affiliates or Sublicensees or other designees (including, without limitation, product liability and patent infringement claims other than claims relating to Sunesis Core Technology, for which Sunesis shall be solely responsible), (ii) the Targets which are involved in the conduct of the Research Program or the making or use of modulators of such Targets, and (iii) any breach by JJPRD of the representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Sunesis, gross negligence or intentional misconduct of Sunesis.

11.2                           Sunesis.  Sunesis agrees to indemnify, defend and hold JJPRD and their respective directors, officers, employees, agents and their respective heirs and assigns (the “JJPRD Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (i) any product incorporating a Returned Compound developed, manufactured, used, sold or otherwise distributed by or on behalf of Sunesis, its Affiliates, licensees or other designees as permitted under this Agreement (including, without limitation, product liability and patent infringement claims other than claims relating to JJPRD Technology, for which JJPRD shall be solely responsible)), and (ii) any breach by Sunesis of its representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from a material breach of this Agreement by JJPRD, gross negligence or intentional misconduct of JJPRD.

11.3                           Procedure.  In the event that any Indemnitee (either a JJPRD Indemnitee or a Sunesis Indemnitee) intends to claim indemnification under this Article 11 it shall promptly notify the other party in writing of such alleged Liability.  The indemnifying party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding.  The affected Indemnitee shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 11.  The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which such party shall not be required to give.

ARTICLE 12
TERM AND TERMINATION

12.1                           Term.  The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country and Product-by-Product basis until JJPRD has no remaining royalty payment obligations in such country with respect to such Products, unless terminated earlier as provided in this Article 12.

12.2                           Termination for Breach.  Either party to this Agreement may terminate this Agreement in the event the other party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party.  Any termination shall become effective at the end of such sixty (60) day period unless the breaching party has cured any such breach or default prior to the expiration of the sixty (60) day period; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination ten (10) business days following the date that notice of such default was provided to the breaching party, if such default is not cured within such ten-day period.

12.3                           Permissive Termination by JJPRD.  At any time following the end of the Research Term, JJPRD shall have the right to terminate this Agreement, without cause, upon one hundred eighty (180) days prior written notice.  Upon such termination, all rights and obligations of JJPRD, except those set forth in Section 12.6 and 12.7, shall be terminated.

12.4                           Termination by Sunesis.  Sunesis shall have the right to terminate this Agreement as provided in Section 7.3.1 above.

12.5                           Termination For Bankruptcy.  Either party hereto shall have the right to terminate this Agreement forthwith by written notice to the other party (i) if the other party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other party and such petition is not dismissed within ninety (90) days after filing, (iii) if the other party shall make or execute an assignment of substantially all of its assets for the benefit of creditors, or (iv) substantially all of the assets of such other party are seized or attached and not released within ninety (90) days thereafter.

12.6                           Effect of Breach or Termination.

12.6.1                  Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

12.6.2                  Termination by Sunesis for Breach or Bankruptcy of JJPRD, or Permissive Termination by JJPRD.  In the event of termination of this Agreement by Sunesis pursuant to Sections 12.2 (Termination for Breach), 12.4 (Termination by Sunesis) or 12.5 (Termination for Bankruptcy), or termination of this Agreement by JJPRD pursuant to Section 12.3 (Permissive Termination by JJPRD), in addition to those rights and obligations surviving under Section 12.7 (Survival), the following Sections shall survive: Sections 7.3.1(e) (Return of Collaboration Compounds and Products thereof), 7.3.2 (Grant Back), 7.3.3 (Regulatory Filings), 7.3.4 (Reverse Royalty) (except with respect to a termination as a result of JJPRD’s breach of Section 2.5 (Exclusivity)) and 12.6.2 (Termination by Sunesis for Breach or Bankruptcy of JJPRD, or Permissive Termination by JJPRD), and JJPRD’s obligations under Section 2.3 (Disclosure), 2.6 (Records;Inspection), 8.1.2 (Disclosure) and 9.4 (Publication).  Upon such termination, JJPRD shall provide Sunesis at no cost to Sunesis copies of all JJPRD internal reports, reports from Third Parties, and notes of communications and correspondence with and reports submitted to regulatory agencies pertaining to Licensed Compounds.

12.6.3                  JJPRD Derivative Compounds.  In the event of any termination of this Agreement, with respect to JJPRD Derivative Compounds, in addition to any rights and obligations surviving under Section 12.7 (Survival), the following Sections shall survive:  Sections 4.1.1(a) (Products), 4.2 (Sublicenses), 4.3.1 (Right for JJPRD to Screen Compounds Outside the Field), 4.3.2 (Disclosure of Derivative Compounds), and 4.3.5 (JJPRD Derivative Compounds Entering Clinical Development).

12.7                           Survival.  Sections 4.3.3 (Sunesis Rights to Use JJPRD Derivative Compounds), 4.3.4(b) ( Return/Destruction of Sunesis Derivative Compounds), 5.2.1 (Upfront Payment), 5.2.2 (Research Milestone Payments), 5.3 (Development Milestones), 5.4.5 (Certain Terms), 5.5 (Royalties), 8.1 (Ownership; Disclosure), 8.3 (Cooperation) (last sentence only), 9.1 (Confidential Information), 9.2 (Permitted Uses and Disclosures), 9.3 (Nondisclosure of Terms), 12.6.1 (Accrued Rights and Obligations), 12.6.2 (Termination by Sunesis for Breach or Bankruptcy of JJPRD, or Permissive Termination by JJPRD) (as applicable), Section 12.6.3 (JJPRD Derivative Compounds) and 12.7 (Survival) of this Agreement, and Articles 1 (Definitions), 6 (Payments, Books and Records), 10 (Representations and Warranties), 11 (Indemnification) and 14 (Miscellaneous) of this Agreement shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 13

DISPUTE RESOLUTION

13.1                           Arbitration.  If the parties are unable to reach agreement pursuant to Section 7.3.1(a)(iv) with respect to a dispute between the parties as to whether or not JJPRD has maintained an active program with respect to Products directed to the Target, upon written request by either party such dispute will be conducted by binding arbitration in English pursuant to the International Commercial Arbitration Rules of the American Arbitration Association for Large, Complex Cases then in effect in accordance with this Section 13.1.  Notwithstanding those rules, the following provisions shall apply.  The arbitration shall be conducted by one (1) arbitrator.  In such arbitration, the arbitrator shall be an independent expert in worldwide pharmaceutical product development (including clinical development and regulatory affairs) mutually acceptable to the parties.  If the parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the New York City office of the American Arbitration Association.  Each party to the arbitration shall prepare a written report setting forth it position or proposal with respect to the dispute, and shall submit such report to the arbitrator within the later of (i) three months following a request by any party for such arbitration, or (ii) ten days after selection of such arbitrator.  The arbitrator shall select one of the requested positions as his decision, and shall not have the authority to render any substantive decision other than to so select the position of either JJPRD or Sunesis.  The costs of such arbitration, and the direct expenses of both parties in connection with such arbitration, shall be borne by the losing party.  Any such arbitration shall be completed within six (6) months following a request by any party for such arbitration.

13.2                           Injunctive Relief.  This Article 13 shall not be construed to prohibit either party from seeking preliminary or permanent injunctive relief, restraining order or degree of specific performance in any court of competent jurisdiction to the extent not prohibited by this Agreement.  For avoidance of doubt, any such equitable remedies provided under this Article 13 shall be cumulative and not exclusive and are in addition to any other remedies, which either party may have under this Agreement or applicable law.

ARTICLE 14
MISCELLANEOUS

14.1                           Governing Laws.  This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the state of California, without reference to conflicts of laws principles.

14.2                           Waiver.  It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

14.3                           Assignment.  This Agreement shall not be assignable by either party without the written consent of the other party hereto, except either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that within thirty (30) days of such an assignment, the assignee shall agree in writing to be bound by the terms and conditions of this Agreement.

14.4                           Independent Contractors.  The relationship of the parties hereto is that of independent contractors.  The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

14.5                           Compliance with Laws.  In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.

14.6                           Patent Marking.  JJPRD agrees to mark Sublicensees mark all Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

14.7                           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto and shall be deemed to have been given upon receipt:

Sunesis:	Sunesis Pharmaceuticals, Inc.
341 Oyster Point Boulevard
South San Francisco, California 94080
Attn: Chief Executive Officer
Fax: (650) 266-3505

With a copy to:	Wilson Sonsini Goodrich & Rosati

Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn: Kenneth A. Clark, Esq.
Fax: (650) 493-6811

JJPRD:	Johnson & Johnson Pharmaceutical Research &
Development, L.L.C.
U.S. Route 202
Raritan, NJ 08869
Attn: Chairman, Pharmaceutical R&D
Fax: 908-707-1895

With a copy to:	Johnson & Johnson
Law Department
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn: Chief Patent Counsel
Fax: 732-524-2368

14.8                           Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.  If a party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting party, unless such assertion is eliminated and cured within such sixty (60) day period.  If JJPRD has sought to so avoid a provision of this Agreement, such termination shall be deemed a termination for breach by JJPRD under Section 12.2 above, and if Sunesis has sought such an avoidance, such termination shall be deemed a termination for breach by Sunesis under Section 12.2 above.

14.9                           Advice of Counsel.  Sunesis and JJPRD have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

14.10                     Performance Warranty.  Each party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliates and Sublicensees.

14.11                     Force Majeure.  Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

14.12                     Complete Agreement.  This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect.  No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Sunesis and JJPRD.

14.13                     Consultation.  Except as provided in Section 3.4 and/or 7.3.1, if an unresolved dispute arises out of or relates to this Agreement, or the breach thereof, either party may refer such dispute to the Chairman, Pharmaceutical Research and Development, of JJPRD and the Chief Executive Officer of Sunesis, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute.  If such matter cannot be resolved by discussion of the Chairman, Pharmaceutical Research and Development, of JJPRD and the Chief Executive Officer of Sunesis within such thirty (30) days period (as may be extended by mutual agreement), either party shall be entitled to seek temporary and permanent relief in any court of competent jurisdiction.

14.14                     Headings.  The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

14.15                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

14.16                     Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by each Party as a licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title ll, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under section 101(35A) of the Bankruptcy Code.  The parties agree that each licensee of such rights under this Agreement, shall retain and may fully exercise all rights and elections it would have in the case of a licensor bankruptcy under the Bankruptcy Code.  Each party agrees during the term of this Agreement to create or maintain current copies, or if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property licensed to the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

JOHNSON & JOHNSON PHARMACEUTICAL	SUNESIS PHARMACEUTICALS, INC.
RESEARCH & DEVELOPMENT, L.L.C.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT 1.5.1

Lead Compound Criteria—Cathespin S

•                                          IC50 [*] in an enzyme assay (standard hCatS JJPRD assay conditions)

•                                          Cell-based activity with IC50 [*] (specific assay TBD)

•                                          IC50 cytotoxicity/IC50 functional assay [*]

•                                          Distinct SAR based upon [*] compounds per Lead Series

•                                          Selectivity [*]-fold for other targets (but specifically excluding [*] and [*] from this selectivity criterion)

Those Compounds with selectivity in the range of [*] to [*]- fold for other targets as enumerated in the Research Plan (but specifically excluding [*] and [*] from this selectivity criterion) may qualify as Leads at JRC’s discretion.

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.5.2

Development Candidate Criteria

•                  Same criteria as provided under Exhibit 1.3.1 above, in addition to the following:

•                  IC50 [*] in enzyme assay specified above

•                  Activity in functional assay using human cells:  IC50 [*]

•                  Pharmacokinetics examined

•                  In vivo activity:  ([*]) in suitable animal model

•                  Oral bioavailability [*] in rat & dog; p.o. @ 30 mpk [*] of relevant cellular assay

•                  IC50 [*] with human cytochrome P450

•                  Patentable

•                  hERG channel IC@ 30 mpk [*]

•                  CV effects:  [*] change in bp in anaesthetized guinea pigs @ 30 mpk i.v. bolus; [*] QT prolongation at same dose *

•                  Negative Ames

•                  5-day rat tolerance @ [*]:  no lethal events, no significant hepatomegaly *

•                  Single-dose dog tolerance @ [*]:  no lethal events *

•                  5-day dog tolerance @ [*]:  no lethal events *

* For purpose of determining whether compounds meet Development Candidate Criteria, these assays shall not be considered GLP Toxicity Studies as referenced in Section 5.2.2(b).

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.12

JJPRD TECHNOLOGY

Compositions of matter and patents and patent applications within JJPRD Technology directed to Cathepsin S include the following patent applications:

1.                                       [*]                                 PCT WO 02 14314;

2.                                       [*]                                 PCT WO 02 14315; and

3.                                       [*]                                 PCT WO 02 14317.

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2.2

RESEARCH PLAN

Cathepsin S Research Plan/Outline

[*]

1.                                       Prepare [*]

a.               [*] and [*]

b.              [*] and [*]

2.                                       [*] conditions

a.               Determine [*] operating [*]

b.              [*]

3.                                       [*]

a.               [*] from [*]

b.              [*]

c.               Prepare [*] for [*]

[*]

1.               Establish [*] using [*]

a.               Determine [*]

2.               Establish [*] (required to [*]).  [*] will be [*] Sunesis by [*].

a.               [*]

b.              [*]

c.               [*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

d.              [*]

e.               [*]

f.                 [*]

3.               [*]

a.               [*]

b.              [*]

c.               [*]

4.               Establish [*] on [*].

[*]

1.               Prepare [*]

2.               Develop [*] for [*]

3.               Determine [*] of [*]

[*]

1.               Develop [*] of [*]

2.               Identify [*]

3.               Identify and [*]

4.               [*]

5.               [*]

6.               [*]

7.               Support [*]

[*]

1.               [*] of [*] for [*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2.               [*] and [*] of [*] from [*]

a.               Design [*]

b.              Prepare [*] as [*]

c.               [*] against [*]

3.               [*]

4.               [*]

5.               [*]

a.               Determine [*] on [*]

b.              Develop [*] on [*] (see [*] section)

6.               [*]

a.               Determine [*] on [*]

b.              Identify [*] on [*] (see [*] section)

7.               [*] (optional)

a.               [*] from [*] papers

[*]

1.               [*]

a.               [*]

b.              [*]

c.               [*]

d.              other [*] ([*] etc)

2.               [*]

a.               [*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

b.              [*] active [*]

[*]

1.               [*]

2.               [*]

3.               [*] of [*]

a.               [*]

ID	[*]	[*]	[*]
1	[*]	[*]	[*]
2	[*]	[*]	[*]
3	[*]	[*]	[*]
4	[*]	[*]	[*]
5	[*]	[*]	[*]
6	[*]	[*]	[*]
7	[*]	[*]	[*]
8	[*]	[*]	[*]
9	[*]	[*]	[*]
10	[*]	[*]	[*]
11	[*]	[*]	[*]
12	[*]	[*]	[*]
13	[*]	[*]	[*]
14	[*]	[*]	[*]
15	[*]	[*]	[*]
16	[*]	[*]	[*]
17	[*]	[*]	[*]
18	[*]	[*]	[*]
19	[*]	[*]	[*]
20	[*]	[*]	[*]
21	[*]	[*]	[*]
22	[*]	[*]	[*]
23	[*]	[*]	[*]
24	[*]	[*]	[*]
25	[*]	[*]	[*]
26	[*]	[*]	[*]
27	[*]	[*]	[*]
28	[*]	[*]	[*]
29	[*]	[*]	[*]
30	[*]	[*]	[*]

[*]                                 Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 8.2.2

FOREIGN FILING COUNTRIES

1.                                       Non-PCT countries: Malaysia, Chile, Hong Kong, Venezuela, Taiwan, and Argentina; and

2.                                       PCT countries:  PCT’s shall be filed designating all countries, with a Chapter II demand following by national stage filings in the following countries:

Australia, all EP countries (including Austria, Denmark, Finland, France, Germany, Spain, Sweden, Switzerland, Netherlands, UK, Norway, Ireland, Italy, Poland, Portugal, Hungary), the US, Bellarus, Mexico, New Zealand, India, Indonesia, Israel, Japan, Ukraine, Brazil, Canada, South Africa, China, Republic of Korea, Russian Federation, Philippines, Czech Republic, Greece, Romania, Brazil and Singapore.

EXHIBIT 9.3

PRESS RELEASE

For immediate release

Sunesis Enters Collaboration With Johnson & Johnson Pharmaceutical Research & Development, L.L.C. To Discover New Small Molecule Therapeutics

South San Francisco, CA, May     , 2002 — Sunesis Pharmaceuticals, Inc. announced today that the company has entered into a research collaboration with Johnson & Johnson Pharmaceutical Research & Development, L.L.C., to discover small molecule enzyme inhibitors for the treatment of major chronic diseases, including inflammatory and autoimmune diseases. Sunesis will apply its proprietary “Target Directed Lead Discovery” technology, the company’s novel approach to increase the efficiency and productivity of small molecule pharmaceutical discovery, to this collaboration.

Under the terms of the agreement, Sunesis will receive upfront payments, research funding, and research and development milestones, as well as royalty payments based on an exclusive, worldwide license to products resulting from the collaboration. The specific terms of the collaboration are undisclosed.

“We are excited to be entering into this collaboration with Johnson & Johnson Pharmaceutical Research & Development, one of the leading research-based global pharmaceutical firms, and we expect that this program will result in breakthrough therapeutics for major chronic diseases” stated James Young, Ph.D., CEO of Sunesis.

Dr. Young added, “Sunesis’ business strategy is to fully capitalize on the potential of our powerful discovery platform by selective collaboration with pharmaceutical partners, while retaining rights to other programs”.

Sunesis’ Target Directed Lead Discovery reliably generates small-molecule leads against challenging enzyme targets and protein-protein interfaces by screening greater diversity space and identifying binding ligands that other techniques such as high throughput screening are too insensitive to find. Sunesis’ approach can dramatically reduce the number of compounds that must be tested to provide novel leads for pharmaceutical development, resulting in savings of time and resources.

Founded in 1998, Sunesis is focused on the discovery and development of small molecule therapeutics that inhibit protein-protein and enzyme targets. Sunesis’ strategy is to focus initially on highly validated targets that have an established clinical path and will be first-in-class therapeutics or orally available replacements to injectable protein-based therapeutics, such as monoclonal antibodies. Sunesis intends to pursue certain targets on behalf of corporate pharmaceutical partners using its discovery technology to generate lead compounds. In addition, Sunesis will selectively pursue other compounds and targets for internal development.

CONTACT:
Sunesis Pharmaceuticals, Inc.
Dan Swisher
CFO and Chief Business Officer
+1-650-266-3715

Burns McClellan Inc.
Stephanie Diaz (investors)
+1-415-352-6262

Justin Jackson (media)
+1-212-213-0006